Exhibit 99.1

Summit Materials, Inc. Reports First Quarter 2018 Results

-Completed Four Bolt-on Acquisitions Since February 2018

-Completed Seven Acquisitions YTD 2018 for Total Invested Capital of $154 million

-Increasing Adjusted EBITDA Guidance For The Full-Year 2018 to a Range of $495 million to $515 million

DENVER, CO. - (May 8, 2018) - Summit Materials, Inc. (NYSE: SUM, “Summit” or the “Company”), a leading vertically integrated construction materials company, today announced results for the first quarter 2018.

For the three months ended March 31, 2018, the Company reported a basic loss per share of ($0.49) on a net loss attributable to Summit Inc. of ($53.7) million, compared to a basic loss per share of ($0.49) on a net loss attributable to Summit Inc. of ($52.4) million in the prior year period.  On an adjusted basis, Summit reported a diluted loss per share of ($0.55) on a net loss of ($62.9) million, versus a diluted loss per share of ($0.49) on a net loss of ($54.8) million in the prior year period.

“We have increased our Adjusted EBITDA guidance for the full-year 2018, given the completion of four new bolt-on acquisitions,” stated Tom Hill, CEO of Summit Materials.  “We continue to anticipate mid-to-high single digit organic Adjusted EBITDA growth in the current year, consistent with our prior forecast.”

“While demand fundamentals remain strong in our core markets, weather conditions were challenging during the first quarter, resulting in lower materials sales volumes in the period,” continued Hill.  “Importantly, given the inherent seasonality of our business, the first quarter has a very limited impact on our full-year outlook.  Our businesses have strong momentum heading into the start of construction season.  For the full-year 2018, we anticipate organic price and volume growth in both aggregates and cement.”

“We continue to deliver robust adjusted cash gross profit margins within our materials lines of business,” noted Hill.  “On a last twelve months (“LTM”) basis through the first quarter 2018, adjusted cash gross profit margins on aggregates and cement increased to 64.5% and 48.4%, respectively, versus 61.4% and 44.4% in the prior year period.  Further, LTM incremental adjusted cash gross margin capture on aggregates and cement remain exceptionally strong, well above the prior twelve month period.”

“Heavy materials selling prices are trending higher in our core regional markets,” stated Hill.  “Organic average selling prices on aggregates increased on a reported and mix-adjusted basis in the first quarter 2018, with both Houston and Salt Lake City achieving high-single digit organic growth in aggregates selling prices, when compared to the prior-year period.”

“We anticipate our average realized selling price on cement sold in the Mississippi River corridor will grow in the low to mid single-digit percent range in 2018,” continued Hill.  “As supplies of domestically produced cement continue to tighten, we anticipate price growth could escalate above current levels in 2019,” noted Hill.  “Cement prices have now risen for six consecutive years in the United States, with no indications of abating.”

“In Houston, our single largest ready-mix concrete market by volume, cement prices have increased by $6 per ton on a year-over-year basis,” stated Hill.  “As a buyer of third-party cement in Houston for our ready-mix concrete operations, we believe higher cement prices will translate into higher ready-mix concrete prices in that market this year, given strong underlying demand in the region.”

“On a year-to-date basis, we have completed seven acquisitions for total invested capital of $154 million,” continued Hill.  “Recent acquisitions have served to further establish our leadership in well-structured, materials-based markets in Utah, Texas, Oklahoma, Kansas, Kentucky and Missouri.  The acquisition pipeline remains very active as we look ahead to the remainder of the year, with multiple transactions currently in various stages of diligence.”

“Our Adjusted EBITDA guidance for the full-year 2018 assumes normalized cost inflation, given year-over-year increases in wages and hydrocarbon expenses,” stated Brian Harris, CFO of Summit Materials.  “Wage inflation remains within historical levels, given our exposure to more rural, less urban markets.  We anticipate wage and benefits inflation of 3.0% to 4.0% in 2018, consistent with our expectations coming into the year.”

“Summit’s diesel fuel forward purchase program has helped to mitigate the impact of commodity price volatility within our business, particularly given the recent increase in the price of crude oil-linked hydrocarbon products,” stated Harris.  “Diesel fuel represents our single most significant variable cost each year, with an estimated 30 million gallons consumed annually by our operating companies.  Our program, which utilizes physical contracts to pre-purchase a portion of our required diesel fuel volumes up to twelve months in advance, provides visibility into our overall diesel fuel expense each year.  To date, we have pre-purchased 62% of our current year fuel requirements at an average ultra-low sulfur diesel (“ULSD”) NYMEX price of less than $1.90 per gallon.”

“As of March 31, 2018, we had $397.9 million in cash and availability under our revolving credit facility to support our acquisition strategy and the general growth of the business,” continued Harris.  “We anticipate net leverage to remain between approximately 3.0x and 4.0x for the duration of the year, assuming the mid-point of our upwardly revised Adjusted EBITDA guidance and subject to the pace of acquisitions.”

“We believe that demand for construction materials could increase meaningfully during the second half of 2018, given recent feedback from our customers and operating companies,” stated Hill.  “Our outlook for North Texas, Austin, Vancouver, Utah and the Carolinas has improved within the last 90 days, given strong growth in single family residential, stable growth in low-rise commercial and accelerating growth in state public lettings.  Despite the slow start to the year, the combination of accelerating organic growth within our larger platform markets, together with a solid pipeline of acquisition targets, positions Summit for another strong year ahead.”

First Quarter 2018 | Financial Performance

Net revenue increased by 11.9% to $289.9 million in the first quarter 2018, versus $259.0 million in the prior year period.  The improvement in net revenue was primarily attributable to acquisition-related contributions in the East and West segments, coupled with organic growth in the West Segment.  The Company reported an operating loss of ($51.5) million in the first quarter 2018, versus an operating loss of ($32.8) million in the prior year period.   Adjusted EBITDA declined to $5.5 million in the first quarter 2018, versus $13.6 million in the prior year period.

West Segment:  The West Segment reported an operating loss of ($6.1) million in the first quarter 2018, versus an operating loss of ($0.3) million in the prior year period.  Adjusted EBITDA increased by 3.0% to $16.2 million in the first quarter 2018, when compared to the prior year period.  The year-over-year improvement in segment Adjusted EBITDA was attributable to increased average selling prices on aggregates and ready-mix concrete, together with higher organic sales volumes of ready-mix concrete, partially offset by a decline in organic sales volumes of aggregates and asphalt.

East Segment:  The East Segment reported an operating loss of ($20.9) million in the first quarter 2018, versus an operating loss of ($11.5) million in the prior year period.  Adjusted EBITDA declined to ($3.2) million in the first quarter 2018, versus $4.3 million in the prior year period.  The year-over-year decline in segment Adjusted EBITDA was mainly attributable to a broad-based decline in organic volumes across all lines of business due to challenging seasonal weather conditions.

Cement Segment:  The Cement Segment reported an operating loss of ($2.8) million in the first quarter 2018, versus an operating loss of ($5.3) million in the prior year period.  Adjusted EBITDA increased to $3.7 million in the first quarter 2018, versus $2.7 million in the prior year period.  Higher organic average selling prices were partially offset by challenging seasonal weather conditions along the Mississippi River corridor, which resulted in a year-over-year decline in organic sales volume during the first quarter 2018.

First Quarter 2018 | Results by Line of Business

Aggregates Business:   Aggregates net revenues increased by 9.5% to $67.5 million in the first quarter 2018, when compared to the prior year period.  Aggregates adjusted cash gross profit margin declined to 41.5% in the first quarter, versus 43.6% in the prior year period.  Organic aggregates sales volumes declined 6.8% in the first quarter, due mainly to lower organic aggregates sales volumes in the East Segment, where challenging weather impacted working conditions.  Organic average selling prices on aggregates increased 1.6% in the first quarter 2018 due to year-over-year improvements in prices within both the West and East segments during the period.

Cement Business:  Cement segment net revenues declined 14.3% to $37.6 million in the first quarter 2018, when compared to the prior-year period.  Cement adjusted cash gross profit margin increased to 19.5% in the first quarter, versus 14.3% in the prior-year period.  Organic sales volume of cement declined 18.8% in the first quarter, when compared to the prior year period, in a seasonally low volume quarter for the segment.  Organic average selling prices on cement increased 3.2% in the first quarter, when compared to the prior year period.  The segment announced an $8 per ton price increase in late 2017 that went into effect in markets north of St. Louis on April 1, 2018.  The Company expects to capture a significant portion of this price increase during 2018.

Products Business:  Net revenues increased 26.0% to $156.2 million in the first quarter 2018, when compared to the prior year period.  Products adjusted cash gross profit margin declined to 16.1% in the first quarter, versus 21.2% in the prior year period.  Organic sales volumes of ready-mix concrete increased 2.8% in the first quarter, while organic average selling prices increased 4.2%, versus the prior year period.  Improved metrics on ready-mix concrete were partially offset by a 22.4% decline in organic sales volumes of asphalt and a 4.4% decline in average selling prices on asphalt in the first quarter, when compared to the prior year period.

Acquisition Program Update

As of May 8, 2018, the Company has completed seven acquisitions on a year-to-date basis, including four transactions that have closed since the Company’s last quarterly update on February 14, 2018.  Total investment spend across the seven acquisitions completed year-to-date 2018 was approximately $154 million, including approximately $34 million for the four acquisitions completed since the last update.

Stoner Sand (Missouri).  Stoner Sand is a high synergy, bolt-on aggregates acquisition that is an excellent fit with the Company’s existing operations in the region. Summit closed on the acquisition of Stoner Sand in late February 2018.

Midwest Minerals (Kansas).  Midwest Minerals is an aggregates company with extensive, high-quality reserves.  The acquisition expands Summit’s market presence in southeast Kansas. Summit closed on the acquisition of Midwest Minerals in April 2018.

Day Concrete (Oklahoma).  Day Concrete is long-established ready-mix concrete company that has a leading position in its local market, and is an excellent fit with the Company’s existing aggregates and ready-mix concrete operations in the state.  Summit closed on the acquisition of Day Concrete in April 2018.

Superior Ready-Mix (Kentucky).  Superior Ready-Mix is a ready-mix concrete company that enhances the Company’s market coverage in the region and will integrate seamlessly into existing operations. Summit closed on the acquisition of Superior Ready-Mix in April 2018.

Liquidity and Capital Resources

As of March 31, 2018, the Company had cash on hand of $178.3 million and borrowing capacity under its revolving credit facility of $219.6 million.  The borrowing capacity on the revolving credit facility is fully available to the Company within the terms and covenant requirements of its credit agreement.  As of March 31, 2018, the Company had $1.8 billion in debt outstanding.

Financial Outlook

For the full-year 2018, the Company has increased its Adjusted EBITDA guidance from a range of $490 million to $510 million to a range of $495 million to $515 million, including acquisition-related contributions from four transactions that closed since the Company’s last update in February 2018.  No additional potential acquisitions are included within the Company’s full-year 2018 Adjusted EBITDA guidance.  For the full-year 2018, the Company has reiterated its capital expenditure guidance from a range of $210 million to $225 million.

Webcast and Conference Call Information

Summit Materials will conduct a conference call today at 11:00 a.m. eastern time (9:00 a.m. mountain time) to review the Company’s first quarter 2018 financial results.  A webcast of the conference call and accompanying presentation materials will be available in the Investors section of Summit’s website at investors.summit-materials.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	1-877-407-0784
International Live:	1-201-689-8560
Conference ID:	86972581

To listen to a replay of the teleconference, which will be available through June 8, 2018:

Domestic Replay:	1-844-512-2921
International Replay:	1-412-317-6671
Conference ID:	13677913

About Summit Materials

Summit Materials is a leading vertically integrated materials-based company that supplies aggregates, cement, ready-mix concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, materials-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the public infrastructure, residential and nonresidential, and end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue growth opportunities in new and existing markets.  For more information about Summit Materials, please visit www.summit-materials.com.

Non-GAAP Financial Measures

The Securities and Exchange Commission (“SEC”) regulates the use of “non-GAAP financial measures,” such as Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow and Net Leverage which are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). We have provided these measures because, among other things, we believe that they provide investors with additional information to measure our performance, evaluate our ability to service our debt and evaluate certain flexibility under our restrictive covenants. Our Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow and Net Leverage may vary from the use of such terms by others and should not be considered as alternatives to or more important than net income (loss), operating income (loss), revenue or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or to cash flows as measures of liquidity. This press release also includes certain unaudited financial information for the last twelve months (“LTM”) ended March 31, 2018, which is calculated as the three months ended March 31, 2018 plus the actual or pro forma year ended December 30, 2017 less the actual or pro forma three months ended April 1, 2017. This presentation is not in accordance with GAAP. However, we believe that this information is useful to investors as we use LTM financial information to evaluate our financial performance for ongoing planning purposes, including a continuous assessment of our financial performance in comparison to budgets and internal projections. In addition, we use such LTM financial information to test compliance with covenants under our senior secured credit facilities.

Adjusted EBITDA, Adjusted EBITDA Margin, LTM financial information and other non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations of Adjusted EBITDA are that these measures do not reflect: (i) our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, our working capital needs; (iii) interest expense or cash requirements necessary to service interest and principal payments on our debt; and (iv) income tax payments we are required to make. Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA, Adjusted EBITDA Margin and other non-GAAP measures on a supplemental basis.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Adjusted Net Income, Adjusted EPS, Free Cash Flow and Net Leverage reflect additional ways of viewing aspects of our business that, when viewed with our GAAP results and the accompanying reconciliations to U.S. GAAP financial measures included in the tables attached to this press release, may provide a more complete understanding of factors and trends affecting our business. We strongly encourage investors to review our consolidated financial statements in their entirety and not rely on any single financial measure.  Reconciliations of the non-GAAP measures used in this press release are included in the attached tables.  Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the effect of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be realized. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in Summit Inc.’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017 (the “Annual Report”), as filed with the Securities and Exchange Commission (the “SEC”), any factors discussed in the section entitled “Risk Factors” in our quarterly reports on Form 10-Q or other SEC filings and the following:

-	our dependence on the construction industry and the strength of the local economies in which we operate;

-	the cyclical nature of our business;

-	risks related to weather and seasonality;

-	risks associated with our capital-intensive business;

-	competition within our local markets;

-	our ability to execute on our acquisition strategy, successfully integrate acquisitions with our existing operations and retain key employees of acquired businesses;

-	our dependence on securing and permitting aggregate reserves in strategically located areas;

-	declines in public infrastructure construction and delays or reductions in governmental funding, including the funding by transportation authorities and other state agencies;

-	environmental, health, safety and climate change laws or governmental requirements or policies concerning zoning and land use;

-	conditions in the credit markets;

-	our ability to accurately estimate the overall risks, requirements or costs when we bid on or negotiate contracts that are ultimately awarded to us;

-	material costs and losses as a result of claims that our products do not meet regulatory requirements or contractual specifications;

-	cancellation of a significant number of contracts or our disqualification from bidding for new contracts;

-	special hazards related to our operations that may cause personal injury or property damage not covered by insurance;

-	our substantial current level of indebtedness;

-	our dependence on senior management and other key personnel;

-	supply constraints or significant price fluctuations in the petroleum-based resources that we use, including electricity, diesel fuel and liquid asphalt;

-	unexpected operational difficulties;

-	interruptions in our information technology systems and infrastructure;

-	potential labor disputes; and

-	rising prices for commodities, labor and other production and delivery costs as a result of inflation or otherwise.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.  Any forward-looking statement that we make herein speaks only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

($ in thousands, except share and per share amounts)

	Three months ended
	March 31,	April 1,
	2018	2017
Revenue:
Product	$256,807	$225,017
Service	33,109	34,027
Net revenue	289,916	259,044
Delivery and subcontract revenue	24,505	25,233
Total revenue	314,421	284,277
Cost of revenue (excluding items shown separately below):
Product	197,433	166,968
Service	25,923	25,371
Net cost of revenue	223,356	192,339
Delivery and subcontract cost	24,505	25,233
Total cost of revenue	247,861	217,572
General and administrative expenses	69,861	58,468
Depreciation, depletion, amortization and accretion	46,958	39,748
Transaction costs	1,266	1,273
Operating loss	(51,525)	(32,784)
Interest expense	28,784	24,969
Loss on debt financings	—	190
Other income, net	(7,655)	(657)
Loss from operations before taxes	(72,654)	(57,286)
Income tax benefit	(16,706)	(2,178)
Net loss	(55,948)	(55,108)
Net loss attributable to noncontrolling interest in subsidiaries	—	(98)
Net loss attributable to Summit Holdings (1)	(2,219)	(2,566)
Net loss attributable to Summit Inc.	$(53,729)	$(52,444)
Loss per share of Class A common stock:
Basic	$(0.49)	$(0.49)
Diluted	$(0.49)	$(0.49)
Weighted average shares of Class A common stock:
Basic	110,659,098	106,692,717
Diluted	110,659,098	106,692,717

(1)	Represents portion of business owned by pre-IPO investors rather than by Summit.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

($ in thousands, except share and per share amounts)

	March 31,	December 30,
	2018	2017
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$178,293	$383,556
Accounts receivable, net	180,099	198,330
Costs and estimated earnings in excess of billings	12,668	9,512
Inventories	226,750	184,439
Other current assets	13,742	7,764
Total current assets	611,552	783,601
Property, plant and equipment, less accumulated depreciation, depletion and amortization (March 31, 2018 - $673,761 and December 30, 2017 - $631,841)	1,672,880	1,615,424
Goodwill	1,109,448	1,036,320
Intangible assets, less accumulated amortization (March 31, 2018 - $7,020 and December 30, 2017 - $6,698)	16,621	16,833
Deferred tax assets, less valuation allowance (March 31, 2018 and December 30, 2017 - $1,675)	297,729	284,092
Other assets	48,350	51,063
Total assets	$3,756,580	$3,787,333
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$6,354	$4,765
Current portion of acquisition-related liabilities	37,101	14,087
Accounts payable	110,348	98,744
Accrued expenses	112,329	116,629
Billings in excess of costs and estimated earnings	15,131	15,750
Total current liabilities	281,263	249,975
Long-term debt	1,808,535	1,810,833
Acquisition-related liabilities	28,894	58,135
Tax receivable agreement liability	332,162	331,340
Other noncurrent liabilities	70,379	65,329
Total liabilities	2,521,233	2,515,612

Stockholders’ equity:
Class A common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 111,488,573 and 110,350,594 shares issued and outstanding as of March 31, 2018 and December 30, 2017, respectively	1,116	1,104
Class B common stock, par value $0.01 per share; 250,000,000 shares authorized, 100 shares issued and outstanding as of March 31, 2018 and December 30, 2017	—	—
Additional paid-in capital	1,176,906	1,154,220
Accumulated earnings	42,104	95,833
Accumulated other comprehensive income	4,823	7,386
Stockholders’ equity	1,224,949	1,258,543
Noncontrolling interest in Summit Holdings	10,398	13,178
Total stockholders’ equity	1,235,347	1,271,721
Total liabilities and stockholders’ equity	$3,756,580	$3,787,333

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

($ in thousands)

	Three months ended
	March 31,	April 1,
	2018	2017
Cash flow from operating activities:
Net loss	$(55,948)	$(55,108)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion, amortization and accretion	45,559	43,343
Share-based compensation expense	8,507	4,748
Net gain on asset disposals	(4,077)	(1,665)
Non-cash loss on debt financings	—	85
Change in deferred tax asset, net	(17,373)	(2,337)
Other	1,579	783
Decrease (increase) in operating assets, net of acquisitions:
Accounts receivable, net	27,979	13,847
Inventories	(35,248)	(24,677)
Costs and estimated earnings in excess of billings	(2,678)	(7,480)
Other current assets	(3,202)	1,477
Other assets	747	(726)
(Decrease) increase in operating liabilities, net of acquisitions:
Accounts payable	(7,742)	4,169
Accrued expenses	(8,660)	(20,664)
Billings in excess of costs and estimated earnings	(1,788)	(2,703)
Tax receivable agreement liability	822	—
Other liabilities	156	1,369
Net cash used in operating activities	(51,367)	(45,539)
Cash flow from investing activities:
Acquisitions, net of cash acquired	(113,993)	(112,333)
Purchases of property, plant and equipment	(49,505)	(51,056)
Proceeds from the sale of property, plant and equipment	7,788	4,325
Other	1,500	974
Net cash used for investing activities	(154,210)	(158,090)
Cash flow from financing activities:
Proceeds from equity offerings	—	237,600
Capital issuance costs	—	(638)
Debt issuance costs	—	(699)
Payments on debt	(3,972)	(3,566)
Payments on acquisition-related liabilities	(8,962)	(16,414)
Distributions from partnership	(9)	(79)
Proceeds from stock option exercises	15,475	771
Other	(1,820)	(731)
Net cash provided by financing activities	712	216,244
Impact of foreign currency on cash	(398)	100
Net (decrease) increase in cash	(205,263)	12,715
Cash and cash equivalents—beginning of period	383,556	143,392
Cash and cash equivalents—end of period	$178,293	$156,107

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Revenue Data by Segment and Line of Business

($ in thousands)

	Three months ended		Twelve Months Ended
	March 31,	April 1,	March 31,	April 1,
	2018	2017	2018	2017

Segment Net Revenue:
West	$168,944	$131,974	$936,962	$754,700
East	83,421	83,235	548,790	493,645
Cement	37,551	43,835	297,529	290,934
Net Revenue	$289,916	$259,044	$1,783,281	$1,539,279

Line of Business - Net Revenue:
Materials
Aggregates	$67,450	$61,622	$319,211	$276,323
Cement (1)	33,117	39,435	275,723	261,248
Products	156,240	123,960	886,792	730,352
Total Materials and Products	256,807	225,017	1,481,726	1,267,923
Services	33,109	34,027	301,555	271,356
Net Revenue	$289,916	$259,044	$1,783,281	$1,539,279

Line of Business - Net Cost of Revenue:
Materials
Aggregates	$39,482	$34,782	$113,429	$106,771
Cement	25,788	33,173	131,673	132,154
Products	131,137	97,741	677,406	538,997
Total Materials and Products	196,407	165,696	922,508	777,922
Services	26,949	26,643	210,120	191,970
Net Cost of Revenue	$223,356	$192,339	$1,132,628	$969,892

Line of Business - Adjusted Cash Gross Profit (2):
Materials
Aggregates	$27,968	$26,840	$205,782	$169,552
Cement (3)	7,329	6,262	144,050	129,094
Products	25,103	26,219	209,386	191,355
Total Materials and Products	60,400	59,321	559,218	490,001
Services	6,160	7,384	91,435	79,386
Adjusted Cash Gross Profit	$66,560	$66,705	$650,653	$569,387

Adjusted Cash Gross Profit Margin (2)
Materials
Aggregates	41.5%	43.6%	64.5%	61.4%
Cement (3)	19.5%	14.3%	48.4%	44.4%
Products	16.1%	21.2%	23.6%	26.2%
Services	18.6%	21.7%	30.3%	29.3%
Total Adjusted Cash Gross Profit Margin	23.0%	25.8%	36.5%	37.0%

(1)

Net revenue for the cement line of business excludes revenue associated with hazardous and non-hazardous waste, which is processed into fuel and used in the cement plants and is included in services net revenue. Additionally, net revenue from cement swaps and other cement-related products are included in products net revenue.

(2)

Previously, we presented gross profit as a non- GAAP metric. We have renamed that metric adjusted cash gross profit to be more descriptive of the calculation. Adjusted cash gross profit calculated as net revenue by line of business less net cost of revenue by line of business. Adjusted cash gross profit margin is defined as adjusted cash gross profit divided by net revenue.

(3)

The cement adjusted cash gross profit includes the earnings from the waste processing operations, cement swaps and other products. Cement line of business adjusted cash gross profit margin is defined as cement adjusted cash gross profit divided by cement segment net revenue.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Volume and Price Statistics

(Units in thousands)

	Three months ended
Total Volume	March 31, 2018	April 1, 2017
Aggregates (tons)	8,814	7,963
Cement (tons)	294	362
Ready-mix concrete (cubic yards)	1,142	906
Asphalt (tons)	350	362

	Three months ended
Pricing	March 31, 2018	April 1, 2017
Aggregates (per ton)	$9.86	$9.84
Cement (per ton)	115.04	111.48
Ready-mix concrete (per cubic yards)	107.08	103.04
Asphalt (per ton)	52.04	53.98

Year over Year Comparison	Volume	Pricing
Aggregates (per ton)	10.7%	0.2%
Cement (per ton)	(18.8)%	3.2%
Ready-mix concrete (per cubic yards)	26.0%	3.9%
Asphalt (per ton)	(3.3)%	(3.6)%

Year over Year Comparison (Excluding acquisitions)	Volume	Pricing
Aggregates (per ton)	(6.8)%	1.6%
Cement (per ton)	(18.8)%	3.2%
Ready-mix concrete (per cubic yards)	2.8%	4.2%
Asphalt (per ton)	(22.4)%	(4.4)%

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Reconciliations of Gross Revenue to Net Revenue by Line of Business

($ and Units in thousands, except pricing information)

	Three months ended March 31, 2018
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	8,814	$9.86	$86,879	$(19,429)	$67,450
Cement	294	115.04	33,766	(649)	33,117
Materials			$120,645	$(20,078)	$100,567
Ready-mix concrete	1,142	107.08	122,308	(293)	122,015
Asphalt	350	52.04	18,220	(79)	18,141
Other Products			62,495	(46,411)	16,084
Products			$203,023	$(46,783)	$156,240

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Reconciliations of Non-GAAP Financial Measures

($ in thousands, except share and per share amounts)

The tables below reconcile our net income (loss) to Adjusted EBITDA by segment for the three months ended March 31, 2018 and April 1, 2017.

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended March 31, 2018
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$72	$(21,644)	$(1,097)	$(33,279)	$(55,948)
Interest expense (income)	1,180	606	(1,606)	28,604	28,784
Income tax expense (benefit)	(382)	(186)	—	(16,138)	(16,706)
Depreciation, depletion and amortization	22,008	17,512	6,313	710	46,543
EBITDA	$22,878	$(3,712)	$3,610	$(20,103)	$2,673
Accretion	143	215	57	—	415
Transaction costs	(4)	—	—	1,270	1,266
Non-cash compensation	—	—	—	8,507	8,507
Other (1)	(6,844)	294	—	(798)	(7,348)
Adjusted EBITDA	$16,173	$(3,203)	$3,667	$(11,124)	$5,513
Adjusted EBITDA Margin (2)	9.6%	(3.8)%	9.8%		1.9%

Reconciliation of Net Loss to Adjusted EBITDA	Three months ended April 1, 2017
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net loss	$(2,026)	$(12,093)	$(4,713)	$(36,276)	$(55,108)
Interest expense	1,904	685	(650)	23,030	24,969
Income tax expense (benefit)	2	—	—	(2,180)	(2,178)
Depreciation, depletion and amortization	15,468	15,187	7,990	659	39,304
EBITDA	$15,348	$3,779	$2,627	$(14,767)	$6,987
Accretion	195	191	58	—	444
Loss on debt financings	—	—	—	190	190
Transaction costs	37	—	—	1,236	1,273
Non-cash compensation	—	—	—	4,748	4,748
Other	119	378	—	(509)	(12)
Adjusted EBITDA	$15,699	$4,348	$2,685	$(9,102)	$13,630
Adjusted EBITDA Margin (2)	11.9%	5.2%	6.1%		5.3%

(1)

In the three months ended March 31, 2018, we negotiated a $6.9 million reduction in the amount of a contingent liability from one of our acquisitions. As we had passed the period to revise the opening balance sheet for this acquisition, the adjustment was recorded as other income.

(2)	Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of net revenue.

The table below reconciles our net loss per share attributable to Summit Materials, Inc. to adjusted diluted net loss per share for the three months ended March 31, 2018 and April 1, 2017. The per share amount of the net loss attributable to Summit Materials, Inc. presented in the table is calculated using the total equity interests for the purpose of reconciling to adjusted diluted net loss per share.

	Three months ended
	March 31, 2018		April 1, 2017
Reconciliation of Net Loss Per Share to Adjusted Diluted EPS	Net Income	Per Equity Unit	Net Income	Per Equity Unit
Net loss attributable to Summit Materials, Inc.	$(53,729)	$(0.47)	$(52,444)	$(0.47)
Adjustments:
Net loss attributable to noncontrolling interest	(2,219)	(0.02)	(2,566)	(0.02)
Adjustment to acquisition deferred liability	(6,947)	(0.06)	—	—
Loss on debt financings	—	—	190	—
Adjusted diluted net loss	$(62,895)	$(0.55)	$(54,820)	$(0.49)
Weighted-average shares:
Basic Class A common stock	110,659,098		106,692,717
LP Units outstanding	3,649,212		5,069,805
Total equity units	114,308,310		111,762,522

The following table reconciles operating loss to Adjusted Cash Gross Profit and Adjusted Cash Gross Profit Margin for the three months ended March 31, 2018 and April 1, 2017.

	Three months ended
	March 31,	April 1,
Reconciliation of Operating Loss to Adjusted Cash Gross Profit	2018	2017
($ in thousands)
Operating loss	$(51,525)	$(32,784)
General and administrative expenses	69,861	58,468
Depreciation, depletion, amortization and accretion	46,958	39,748
Transaction costs	1,266	1,273
Adjusted Cash Gross Profit (exclusive of items shown separately)	$66,560	$66,705
Adjusted Cash Gross Profit Margin (exclusive of items shown separately) (1)	23.0%	25.8%

(1)	Adjusted Cash Gross Profit Margin is defined as Adjusted Cash Gross Profit as a percentage of net revenue.

The following table reconciles net cash used for operating activities to free cash flow for the three months ended March 31, 2018 and April 1, 2017.

	Three months ended
	March 31,	April 1,
($ in thousands)	2018	2017
Net loss	$(55,948)	$(55,108)
Non-cash items	34,195	44,957
Net loss adjusted for non-cash items	(21,753)	(10,151)
Change in working capital accounts	(29,614)	(35,388)
Net cash provided by operating activities	(51,367)	(45,539)
Capital expenditures, net of asset sales	(41,717)	(46,731)
Free cash flow	$(93,084)	$(92,270)

Contact:

Mr. Noel Ryan

Vice President, Investor Relations

Summit Materials, Inc.

noel.ryan@summit-materials.com